COMPANY:

Clarendon National Insurance Company, Clarendon America Insurance Company, Harbor Specialty Insurance Company, Redland Insurance Company, All of Trenton, New Jersey, Clarendon Select Insurance Company, Tallahassee, Florida, and/or

American Agribusiness Insurance Company Inc. (AA-BIC) 4685 Merle Hay Road, Suite 200 Des Moines, IA 50322, and/or

State National Insurance Company Inc and /or State National Specialty Company Inc. (SN) 8200 Anderson Boulevard, Fort Worth, Texas 76120

and/or any other subsidiaries or members of each Insurance Group Inc.(hereinafter collectively referred to as the “Company”).

AGENCY	If more than one reinsured company is named as a party to this contract, the first named company in each different group shall be deemed the agent of the reinsured companies for purposes of ending or receiving notices required by the terms and conditions of this contract, and for purposes of remitting or receiving any monies due any party.

CLASSES OF BUSINESS REINSURED:

A.     By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s net liability under policies, contracts and binders of insurance (hereinafter called “policies”) issued or renewed on or after the effective date hereof, and classified by the Company as Pet Health Insurance and/or any extensions as provided in the original policy, produced and underwritten by Petsmarketing Insurance Agency Inc. Canton Ohio and any business emanating from the following:-

Premier Pet, American Kennel Club, Student Resources, Veterans Association, Alliance Members Association, American Canine Association, National Associations of Self Employed, American Beagle Association.

B.     “Net Liability” as used herein is defined as the Company’s gross liability remaining after cessions, if any, for other reinsurance that inures to the benefit of this Contract.

C.     The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

COMMENCEMENT AND TERMINATION:

This Contract shall become effective at 12.01 a.m., Local Standard Time, January 1, 2003, with respect to losses under policies allocated to underwriting years commencing on or after that date, and shall continue in force thereafter until terminated. Runoff is subject to a maximum 18 months, unless Company elects cutoff with return of UEP at termination.

Either party may terminate this Contract on any January 1 by giving the other party not less than 90 days prior notice by certified mail.

Notwithstanding the provisions of the paragraph above, in the event the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from effecting mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend reinsurance coverage until such policies may be terminated by the Company, but in no event beyond 36 months after the effective date of termination.

Underwriting year as used herein shall mean the period from 12.01 a.m. January 1, 2003 through December 31, 2003, and each subsequent 12-month period shall be a separate underwriting year. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year which is in effect as of:

1.      As respects all new policies, the effective date of such policies;

2.      As respects renewals of one year or less term policies, the renewal date of such policies;

3.      As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 and 3 above.

It is further understood and agreed that the Company may reduce or terminate a Subscribing Reinsurer’s participation percentage hereunder at any time by giving notice to the subscribing Reinsurer by certified mail if said subscribing Reinsurer:

1.      Is acquired or controlled by, or merged with any other company;

2.      Reinsures its entire business;

3.      Acquires the assets and/or liabilities of any other company;

4.      Loses the whole or any part of its paid up capital;

5.      Has a conservator, liquidator or receiver appointed, or is the subject of any conservation, liquidation or insolvency proceeding; or

6.      Ceases underwriting operations.

In the event the Company reduces or terminates a subscribing Reinsurer’s participation percentage in accordance with this paragraph, the Company may make the reduction or termination effective as of the date of the most recent Contract renewal or any date thereafter. If the Company elects that the participation percentage reduction or termination occur on a “cutoff” basis, the subscribing Reinsurer shall return to the Company a percentage share of the ceded unearned premium in force on the effective date of reduction or termination equal to the percentage amount of the reduction or termination. The Reinsurer shall return such ceded unearned premium as promptly as possible, but no later than 30 days, after the effective date of reduction or termination.

TERRITORY	United States of America and District of Columbia and dependent Territories only - The territorial limits of this Contract shall be identical with those of the Company’s policies.

(BRMA 51A):

RETENTION AND LIMIT:	100% quota share of the Company’s liability.

MAXIMUM POLICY LIMITS:

The policy limits subject to this Contract shall be limited to the following, or so deemed:

1.      Veterinarian Fees – Maximum $5,000 any one occurrence and/or $13,000 each and every animal per annum;

“Occurrence” means the first manifestation of illness or injury that was or should have been diagnosed by a veterinarian.

EXTRA CONTRACTUAL OBLIGATIONS:

A.     In the event the Company pays or is held liable to pay any punitive, exemplary, compensatory or consequential damages (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith or negligence on its part in handling a claim under a policy subject to this Contract, 80% of the extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the Reinsurer shall pay their full share of the extra contractual obligation award.

B.     An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.     Notwithstanding anything stated herein, this Contract shall not apply to any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

OTHER REINSURANCE:	Hartville Insurance Company Ltd. may carry facultative or excess treaty reinsurance upon approval from the lead reinsurer, who agrees to respond quickly to any request for such approval.

LOSS ADJUSTMENT EXPENSE:	Pro rata Loss Adjustment Expense (LAE) - calculated at 5% of gross written premiums - inclusive of declaratory judgement expenses and legal expenses incurred in connection with coverage questions in addition to any limits specified hereunder and paid as part of ceding commission.

CEDING COMMISSION:

Provisional 25% Adjustable as follows:

(20% Minimum sliding at 2/3 : 1 from Loss Ratio 55% to 70% up to a Maximum of 30% Ceding commission on premiums ceded to the Reinsurer. (Deficit Carry Forward Clause)

(Loss Ratio calculated on paid losses and Outstanding losses + LAE)

Annual adjustments due within 60 days following end of underwriting year. Balances owed to Reinsurer to be included with adjustment. Balances owed to Company to be remitted within 15 days by the Reinsurer. Deficit and credit carry forward to extinction. Adjustments to continue until all losses are finalized.

EXCLUSIONS:	As per full contract wording to be agreed all underwriters.

REPORTS AND REMITTANCES:

A.     Quarterly within 45 days, the Company shall report to the Reinsurer:

1.      Ceded net written premium for the quarter;

2.      Ceded collected written premium for the quarter;

3.      Ceding commission on (2) above;

4.      Ceded losses and loss adjustment expense paid during the quarter;

5.      Ceded unearned premium and ceded outstanding loss reserves as of the end of the quarter:

B.     The positive balance of (2) less (3) less (4) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 days after receipt of the Company’s report.

Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

CONFIDENTIALITY:	The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired directly or indirectly, either as a result of the inspection of the Company’s books, records and papers, or otherwise. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, or arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

OTHER PROVISIONS:

Salvage and Subrogation

Original Conditions

Late Payments

Offset (BRMA 36D)

Assignment

Access to Records

Errors and Omissions (BRMA 14F)

Currency (BRMA 12A)

Taxes (BRMA 50B)

Unauthorised Reinsurers

Insolvency

Arbitration

Service of Suit (BRMA 49C)

Agency Agreement

Intermediary (BRMA 23A)

Entire Agreement Clause

Offset

BROKERAGE:	1% brokerage at Loss Ratio 70% or above, sliding at .066/1 up to a maximum of 2% brokerage at Loss ratio 55% or below. Calculated on ceded collected written premium.

WORDING:	To be agreed

US Classification:	Reinsurance

40% Hartville Insurance Company Ltd – (Net retained and Unreinsured)

Draft 27 January 2003 (Munich Re requested changes) My Docs/petsmarketing slip draft jan 27 03